CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST
OF

LUMENS INVESTMENT TRUST

This Certificate of Amendment to the Certificate of Trust of Lumens Investment Trust (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to amend the original Certificate of Trust (the “Certificate of Trust”) of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.
Name. The name of the statutory trust amended hereby is Lumens Investment Trust.

2.
Amendment of Certificate. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to Stellar Lumens Investment Trust.

3.
Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of

Amendment in accordance with Section 3811(a)(2) of the Act.

DELAWARE TRUST COMPANY, not in its

individual capacity but solely as Trustee of the Trust

By:/s/ Alan R. Halpern

Name: Alan R. Halpern

Title: Vice President